Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441• (763)551-5000 • Fax (763)551-5198 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

APPROVED BY:	Andrew Moller
Executive Vice President and Chief
Financial Officer
(763) 551-5000

CONTACT:	Investor Relations:
Joe Teklits/Jean Fontana
ICR
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS MAY AND FISCAL

FIRST QUARTER SALES RESULTS

Minneapolis, MN, June 7, 2007 – Christopher & Banks Corporation (NYSE: CBK) today reported May and fiscal first quarter sales results for the period ended June 2, 2007.

For the four-week period ended June 2, 2007 total sales were $50.7 million compared to $46.6 million for the four-week period ended May 27, 2006.  May same-store sales for the four weeks ended June 2, 2007 are compared to the four-week period ended June 3, 2006.  On this basis, same-store sales for the four-week period ended June 2, 2007 increased 4%.

Total sales for the first quarter ended June 2, 2007 were $149.4 million compared to $142.5 million for the quarter ended May 27, 2006.  Same-store sales for the thirteen week period ended June 2, 2007 declined 4% compared to the thirteen week period ended June 3, 2006.  As of June 2, 2007, the Company operated 801 stores compared to 739 stores as of May 27, 2006.

Matt Dillon, President and Chief Executive Officer, commented, “We are encouraged that May same-store sales results improved significantly from April due in part to more seasonable weather conditions.  While we are pleased with our increase in May same-store sales we recognize the women’s specialty retail environment remains challenging.”

Financial Outlook

For the fiscal first quarter ended June 2, 2007, earnings guidance remains unchanged as the Company continues to expect earnings of $0.30 to $0.31 per diluted share compared to $0.39 per diluted share last year.

First Quarter Fiscal 2008 Reporting Date

The Company plans to report fiscal 2008 first quarter results after the market closes on Thursday, June 28, 2007.

About Christopher & Banks

Christopher & Banks is a Minneapolis-based specialty retailer of women’s clothing.  The Company currently operates 801 stores under the names Christopher & Banks, C.J. Banks and Acorn.  The Company currently has 528 Christopher & Banks stores, 235 C.J. Banks stores and 38 Acorn stores.

This release contains a forward-looking statement regarding the Company’s expected first quarter fiscal 2008 earnings of $0.30 to $0.31 per diluted share. The achievement of such results is subject to certain risk factors and uncertainties and actual results may differ materially from those projected.  Such risk factors include, but are not limited to unfavorable weather conditions in the markets we serve, adverse changes in general economic and market conditions, shifts in consumer tastes and spending habits that result in decreased sales, failure to realize expected economies gained through the use of private label and direct import merchandise, problems in managing our growth and other factors outside the Company’s control, including factors discussed form time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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